EXHIBIT 99.1
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NEWS FOR IMMEDIATE RELEASE                         CONTACT: BRIEN M. CHASE, CFO
SEPTEMBER 10, 2004                                                 304-525-1600


                         PREMIER FINANCIAL BANCORP, INC.
                              TO REDEEM $4,500,000
                          OF TRUST PREFERRED SECURITIES

     PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI) a community bank holding company with six bank subsidiaries today announced that it intends to redeem $4,500,000 (180,000 shares) of its 9.75% Trust Preferred Securities (NASDAQ/NMS-PFBIP) as of October 15, 2004.

     Pursuant to a previously disclosed Written Agreement entered into with the Federal Reserve Bank of Cleveland ("FRB") on January 29, 2003, Premier is required to request approval for the payment of quarterly distributions and any accumulated deferrals due on its Trust Preferred Securities. Beginning with the December 31, 2002 distribution, Premier has exercised its right to defer the payment of interest on its 9.75% Junior Subordinated Deferrable Interest Debentures ("Subordinated Debentures") related to the Trust Preferred Securities for an indefinite period (which can be no longer than 20 consecutive quarterly periods). Any deferred distributions begin to accrue interest at an annual rate of 9.75% from their regularly scheduled payment date which will be paid when the deferred distributions are ultimately paid.

     In a letter dated June 22, 2004, Premier requested permission from the FRB to pay all of the current and accumulated deferred distributions on its Trust Preferred Securities as of and through the quarter ending September 30, 2004. The FRB subsequently asked management to analyze a partial redemption of the $25,750,000 (1,030,000 shares) outstanding. The analysis determined that approximately $4,500,000 of the Trust Preferred Securities could be redeemed using an equivalent total cash outlay quantified in Premier's original June 22nd request.

     After evaluating both alternatives, the FRB has granted Premier permission to redeem $4,500,000 of the outstanding Trust Preferred Securities and denied Premier's original request to pay all of the accumulated deferred distributions through September 30, 2004.

     A partial early redemption requires Premier to pay all of the current and deferred distributions owed on the $4,500,000 to be redeemed. In order to allow proper time to provide notice to holders, Premier will redeem the shares on October 15, 2004 and pay all current and accumulated deferred distributions (including any interest due on the deferred distributions) through that date. Accordingly, Premier will continue to exercise its right to defer distributions on the remaining $21,250,000 Trust Preferred Securities outstanding after the partial redemption.

     The goal of the redemption is to use a portion of Premier's outstanding cash on hand to reduce its total outstanding debt and corresponding interest cost, thus improving profitability. The redemption will reduce Premier's interest cost by approximately $530,000 per year. As a result of the early redemption, Premier will accelerate the amortization of approximately $175,000 of the Trust Preferred Securities issuance costs into the fourth quarter of 2004.

     Management of Premier does not expect to resume payments on the Subordinated Debentures or the Trust Preferred Securities until the Federal Reserve Bank of Cleveland determines that Premier has achieved adequate and sustained levels of profitability to support such payments and approves such payments. Future early redemptions, if any, will also require Federal Reserve approval.

     The Trust Preferred Securities have a cumulative provision. Therefore, in accordance with generally accepted accounting principles, Premier will continue to accrue the monthly cost of the Trust Preferred Securities as it has since issuance. Premier's management also intends to continue to seek approval of the Federal Reserve Bank of Cleveland for payment of the regularly scheduled quarterly distributions on the Trust Preferred Securities and any accumulated deferrals.

     Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.